                                                                    EXHIBIT 10.2


                               GAS SALES AGREEMENT

         THIS AGREEMENT is made and entered by and between FUEL RESOURCES INC. AND FUEL RESOURCES PRODUCTION AND DEVELOPMENT INC. both Delaware corporations, hereinafter referred to as "Seller" and PENNUNION ENERGY SERVICES, L.L.C., a Delaware limited liability company, hereinafter referred to as "Buyer," to be effective as of the 1st day of April, 1995.

                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell and Buyer desires to purchase natural gas as specified in this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, Seller and Buyer do hereby contract and agree with each other as follows:

                                   ARTICLE I.
                                   DEFINITIONS

         For the purposes hereof, the following words, phrases and terms shall have meanings as defined below:

         1.1 The word "gas" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state, consisting essentially of methane.

         1.2 The word "day" shall mean a period of twenty-four (24) consecutive hours commencing at 7:00 a.m. Central Time ( C.T. ) on one calendar day and ending at 7:00 a.m. C.T. on the following calendar day.

         1.3 The word "month" shall mean the period beginning at 7:00 a.m. C.T. on the first day of a calendar month and ending at 7:00 a.m. C.T. on the first day of the next succeeding calendar month.

         1.4 A "year" shall be a period of twelve (12) consecutive months.

         1.5 The word "tariff" shall mean the applicable rate schedules, terms and conditions and other provisions filed with the agency having jurisdiction over the service provided by a transporter of gas sold and purchased hereunder.

         1.6 A "transporter" of gas (or a "pipeline") shall mean an interstate or intrastate pipeline transporting gas sold and purchased hereunder.

         1.7 The abbreviation "BTU" shall mean British Thermal Unit. One (1) BTU shall mean one British Thermal Unit, and is defined as the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five-tenths degrees Fahrenheit (58.5 F) to fifty-nine and five-tenths degrees Fahrenheit (59.5F).

         1.8 The abbreviation "MMBtu" shall mean one million (1,000,000) British Thermal Units.

         1.9 An "affiliate" shall mean, in relation to any entity, another entity which controls, is controlled by or is under common control with such entity. For purposes of this Agreement, Buyer and Seller shall not be deemed affiliates.

         1.10 The term "Contract Price" shall have the meaning set forth in
Section 7.1.

                                   ARTICLE II.
                                 SUBJECT MATTER

         2.1 Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller quantities of gas in accordance with the terms and conditions herein stipulated.

         2.2 The parties understand and agree that Buyer intends to make arrangements for the resale and possibly the transportation of gas sold hereunder, and Seller agrees to provide reasonable cooperation as may be necessary to effectuate such resale and transportation.

                                  ARTICLE III.
                                    QUANTITY

        3.1 During the term hereof and subject to any limitations herein set forth, Seller shall sell to Buyer and Buyer shall purchase from Seller all gas production owned or controlled by Seller (as defined in Article XIII hereof) in the United States of America (the lower 48 states only) on the date hereof (except the gas described on Exhibit "A" hereto as may be amended from time to time), together with all gas production subsequently developed therefrom ("later-developed production"), in addition to gas production ("after-acquired production") acquired or obtained by Seller (as defined in Article XIII hereof) in the United States of America (the lower 48 states only) after the effective date hereof, to the extent the after-acquired production is not burdened or committed prior to or in connection with its acquisition; provided, however, that after-acquired production attributable to a single acquisition of properties producing in the aggregate in excess of 20,000 MMBtu of gas, per day shall be committed for sale hereunder only at such time as the parties agree upon the Contract Price of those volumes pursuant to Section 7.3 hereof. Seller shall give Buyer notice as early as possible, but not less than thirty (30) days in advance, of Seller's intent to commit to the performance of this Agreement later-developed production or after-acquired production of 5,000 MMBtu or more of gas per day per Delivery Point.

         3.2 Gas which is covered hereby shall no longer be committed to the performance of this Agreement upon the disposition, to a third party which is not an affiliate of Seller, of the property(ies) from which the gas is produced. A disposition of property(ies) shall include a sale, trade, exchange or other disposition of property(ies) which will exclude from Seller's commitment hereunder the gas produced from the property(ies) (excluding, however, any disposition which diminishes committed gas volumes by less than 1,000 MMBtu of gas per day). Seller shall notify Buyer at least ninety (90) days before (or, if later, Seller shall notify Buyer on the date on which Seller becomes aware of a disposition pursuant to an outstanding contractual obligation) any such disposition. In connection with any disposition of property(ies) committed hereunder producing in the aggregate in excess of 5,000 MMBtu of gas per day, Seller shall request of any third-party purchaser of property(ies) that Buyer be given the right to meet the initial offer made to the purchaser of the property(ies) to buy gas attributable to the property(ies) being disposed of. Upon the disposition of any property(ies) producing in the aggregate in excess of 20,000 MMBtu of gas per day, Buyer shall have the right pursuant to Section 7.5 to initiate renegotiation of the Contract Price applicable to the remaining volumes committed for sale hereunder.

         3.3 At least seven (7) business days prior to the applicable pipeline nomination deadline for the first of each month, and at least twenty-four (24) hours prior to the applicable pipeline nomination deadline for other than first-of-the-month, Seller shall provide a good faith estimate of volumes available each day for sale hereunder at the Delivery Point(s). Such estimates, together with other relevant operational information available to each party, shall be provided for use in making arrangements for the transportation and disposition of gas purchased hereunder. The parties shall meet at either party's initiative to refine such estimates or the procedures by which such estimates are made. Seller shall advise Buyer of its intention to shut in gas due to unfavorable market conditions by the deadline set forth in Section 4.1(v). Each party shall promptly notify the other of any changes in the information provided to the other for such purpose, as well as any event reasonably calculated to change the information previously provided. Either party notified of any such change shall be obligated to take all reasonable action consistent with applicable pipeline tariffs to avoid the imposition of imbalance, cash-out and similar penalties which might be imposed by any transporter of gas sold and purchased hereunder.

                                   ARTICLE IV.
                                  RESERVATIONS

         4.1 Seller reserves unto itself, its successors, assigns and affiliates the following rights and a quantity of gas sufficient to satisfy such rights:

         (i) To operate Seller's leaseholds, lands and/or interests therein, free from any control by Buyer, in such manner as Seller deems advisable, including the right (but never the obligation) to drill new wells, to repair and rework old wells, to renew and extend (in whole or in part) any lease, to abandon any well or surrender any lease (in whole or in part) for any reason, and to abandon, modify, extend or dispose of any facilities owned or installed (in whole or in part) by Seller.

         (ii) To deliver gas to lessors in quantities sufficient to fulfill Seller's lease obligations from time to time including, without limitation, the right to deliver gas to satisfy take-in-kind lease provisions.

         (iii) To use gas for the development and operation of Seller's leases.

         (iv) To produce gas without waste and in accordance with prudent oil and gas field practices. Seller shall not be required to produce any well at a rate in excess of the rate fixed by law or regulation or in excess of the rate of flow which Seller determines, in its sole discretion, exercised in good faith, should be produced from such well.

         (v) To shut in gas due to unfavorable market conditions or for operational reasons. Seller shall notify Buyer at least twenty-four (24) hours prior to any applicable deadline in the transporter(s)' tariffs for nominations (or nomination changes) of Seller's decision to shut in gas, the volume of gas affected by such decision and the estimated shut-in period. Gas reserved pursuant to this Subsection 4.1(v) shall not be sold to a third party during any shut-in period. For gas volumes shut in due to unfavorable market conditions, Seller shall reimburse Buyer the difference, if any, between the cost of gas which must be purchased to satisfy Buyer's term sales commitments which are specific to particular Delivery Point(s) hereunder and the Contract Price for such gas. Seller also shall reimburse Buyer for any charges Buyer incurs for firm transportation which is specific to particular Delivery Points hereunder and which Buyer is unable to utilize as a result of Seller's decision to shut in gas due to unfavorable market conditions. For purposes of this subsection, Buyer's term sales commitments shall be those pursuant to which Buyer is obligated to furnish gas for a period exceeding thirty (30) days. Buyer shall furnish, at Seller's request, a list of Buyer's firm sales and transportation commitments which are specific to particular Delivery Point(s) hereunder. Buyer shall be obligated to use its best efforts to obtain replacement supplies at the lowest available price consistent with those term sales commitments.

         (vi) To encumber gas production pursuant to prepayment, production payment or other financing arrangements, including the right to deliver gas that is subject to the provisions of this Agreement to any third party in connection with such arrangements; provided, however, that in the case of "gas production owned and controlled by Seller" and "later developed production" (as defined in Section 3.1), but not in the case of "after acquired production" (as defined in Section 3.1), no such encumbrance may be effected if it would result (at the time it is effected) in less than sixty-six and two-thirds percent (66-2/3%) of such production, in the aggregate remaining subject to either (i) Seller's obligations under this Agreement or (ii) the agreement of third parties to whom such production is delivered in connection with prepayments, production payments or other financing arrangements to be subject to and bound by the same obligations as Seller under this Agreement, including without limitation the obligation to sell such gas to Buyer under the terms of this Agreement. The foregoing limitation shall not apply to "after acquired production" if the encumbrance of such after acquired production occurs in connection with its acquisition by Seller. For purposes of this subsection, after acquired production shall be treated as gas owned and controlled by Seller and later developed production in the case of encumbrances not occurring in connection with the acquisition of such production by Seller. Any third party to whom gas is delivered pursuant to this Subsection 4.1(vi) shall also have the right to deliver gas to any other third party in accordance with the terms of this subsection.

         (vii) Subject to the provisions of Article III, to dispose of properties the production from which is committed to the performance of this Agreement.

         (viii) To process gas to be delivered hereunder for the extraction of substances contained therein. Such processing shall occur at the point or points as-Seller may designate (which may be downstream of the Delivery Point(s)), for the recovery and disposition of liquids, liquefiable hydrocarbons (including only such methane as is necessarily or unavoidably removed in processing) and nonhydrocarbons (including sulphur, helium, carbon dioxide or other substances which can be extracted from the gas sold or to be sold and purchased hereunder).

         4.2 If gas purchased hereunder is processed downstream of any Delivery Point, volumes delivered and paid for pursuant to this Agreement shall be adjusted by Seller for plant volume and Btu reductions pursuant to Seller's processing agreements. Invoices or statements submitted by Seller hereunder shall reflect Seller's best estimate of plant volume and Btu reductions for the period covered by the invoice or statement, and subsequent billings shall include an adjustment to reflect any difference between Seller's original estimates of plant volume and Btu reductions and the actual amount of such reductions as finally determined by Seller and agreed to by Buyer, such reductions to be derived from statements provided by plant operators. Seller at its option may account to Buyer for such reductions by restoring the difference in MMBtu from other sources of gas meeting the quality specifications hereof at a mutually agreed location. Seller shall reimburse Buyer for any costs or Btu reductions incurred by Buyer which are associated with the transportation of plant volume. Buyer shall cooperate with Seller and shall provide, pursuant to one or more ancillary agreements, such assistance as Seller may reasonably request to facilitate the exercise of Seller's processing rights, including, without limitation, assistance in accounting for and handling plant volume and Btu reductions, condensate removal and transportation and any other matters arising in connection with the processing of gas by Seller.

                                   ARTICLE V.
                      DELIVERY POINT AND INDEX PRICE MATRIX

         5.1 Gas shall be delivered at the points set forth on Exhibit "B" hereto (the "Delivery Point(s)") as such Exhibit "B" may be updated from time to time by agreement of the parties.

                                   ARTICLE VI.
                        QUALITY, PRESSURE AND MEASUREMENT

         6.1 Unless otherwise provided elsewhere in this Agreement, all gas sold and purchased hereunder shall be of the same quality, delivered at the same pressure and measured in the same manner as provided in the effective filed tariff of the first pipeline transporting gas sold or to be sold pursuant to this Agreement ("First Transporting Pipeline") or, if applicable, as provided pursuant to contractual specifications of any third party gatherer.

         6.2 As to gas covered hereunder which fails to meet the quality or pressure specifications above set forth, either party may, but neither shall be obligated to, install and operate facilities to bring the gas into conformity with such specifications. Any such facilities shall be installed, operated and maintained at the sole cost, risk and expense of the party which elected to install such facilities. Either party may discontinue the operation of such facilities if, in the sole judgment of the party installing same, such operation is uneconomical. If neither party elects to install or continue the operation of such facilities, nonconforming gas shall be released from the terms hereof within thirty (30) days of Buyer's or Seller's written request for such a release.

                                  ARTICLE VII.
                                      PRICE

         7.1 After delivery of gas has commenced, Buyer shall pay Seller for gas delivered hereunder the applicable first of the month Inside FERC delivered to pipeline index price for the locations listed on Exhibit "B" hereto (the "Pricing Point(s)"), less the gathering and transportation costs and any other costs set forth in Exhibit "B", [Confidential Treatment Requested] per MMBtu (the "Contract Price"). The Contract Price shall remain in effect unless the parties agree in writing to a different Contract Price. In the event the relevant Inside FERC index price is no longer published, the parties will choose a mutually acceptable alternative index price.

         7.2 The index prices, gathering and transportation costs and other deductions reflected on Exhibit "B" shall be reviewed and updated monthly by the parties, to be representative of the market including the addition to Exhibit "B" of the index prices, gathering and transportation costs and other deductions applicable to after acquired production or later developed production added to Exhibit "B" of this Agreement subsequent to the last update of Exhibit "B".

         7.3 After-acquired production attributable to a single acquisition of properties producing in the aggregate in excess of 20,000 MMBtu of gas per day, to the extent not burdened or committed prior to or in connection with its acquisition, shall be offered for sale hereunder. If Buyer and Seller reach agreement upon the Contract Price for those incremental volumes, such volumes shall be committed by Seller to the performance of this Agreement.

         7.4 The index price component of the Contract Price to be applied for the month in which (i) later-developed production or (ii) after-acquired production of 20,000 MMBtu or less per day or (iii) production which has been shut in due to unfavorable market conditions pursuant to Subsection 4.1(v) is committed hereunder shall be [Confidential Treatment Requested] of the index price (based on a mutually acceptable price index which is published daily) in effect on the date on which such production is made available for sale, if that date is after the first of any month, and shall remain in effect through the end of the month.

         7.5 In the event of a disposition of property producing in the aggregate in excess of 25,000 MMBtu of gas per day, Buyer may request renegotiation of the Contract Price applicable to the remaining volumes committed for sale hereunder. Such request shall be made within thirty (30) days following Seller's notice of a property disposition pursuant to Section 3.2.

         7.6 Any transportation rate refunds received by Buyer which are attributable to volumes sold hereunder and transported under Buyer's transportation arrangements upstream of the Pricing Points set forth in Exhibit "B" shall be reimbursed to Seller within thirty (30) days of receipt by Buyer thereof. Buyer's payment shall be accompanied by documentation sufficient to identify the rate refund and the specific volumes to which it relates. Interest at the rate set forth in Section 8.2 shall accrue and be payable in addition to the principal amount not paid under this Section 7.6 within such thirty (30)-day period.

         7.7 All existing and future transportation rate discounts received by Buyer arising out of pipeline regulatory proceedings to which Seller is an active party, attributable to volumes sold hereunder and transported under either party's transportation arrangements, shall be reflected in the transportation component of the Contract Price appearing in Exhibit "B", where the discount relates to transportation of gas upstream of any Pricing Point, and shall be added to the Contract Price where the discount relates to transportation of gas downstream of any Pricing Point; provided, however, that if Buyer is able to demonstrate that a specific transportation alternative was available involving the same transportation receipt and delivery points at a rate ("alternative rate") lower than the undiscounted rate charged by the discounting pipeline ("undiscounted rate"), then the amount of the discount to be attributed to Seller shall be reduced by an amount equal to the difference between the undiscounted rate and the alternative rate. Discounted transportation arrangements shall be shown on Exhibit "B" and adjustments to Exhibit "B" to track such rate discounts shall be made by Seller from time to time and shall not require the agreement of Buyer.

         7.8 Transportation rate refunds attributable to volumes sold and purchased hereunder which are transported pursuant to transportation arrangements of Seller or its affiliates shall remain the property of Seller.

                                  ARTICLE VIII.
                               BILLING AND PAYMENT

         8.1 Seller shall render an invoice or invoices to Buyer reflecting the quantity of gas delivered hereunder at each Delivery Point during the preceding month, the estimated Contract Price in effect for such gas and the total amount due therefor. Buyer shall pay, by wire transfer of funds to the account specified in Section 14.5 hereof, the amount due as reflected in Seller's invoice(s) on the later of ten (10) days following receipt of invoice or the last day of the month following the month of production. Seller may base its invoices on the best information known at a billing date, followed by adjustments reflecting actual volumes delivered. The invoices shall include such documentation as may be agreed upon by the parties. To the extent practicable, revised invoices shall be sent in the month following any month in which an invoice was prepared upon the basis of estimated volumes and estimated deductions for gathering, transportation and other costs reflected in the Contract Price. Buyer may adjust its payment of Seller's invoice to account for volume information received by Buyer following the date of invoice, provided that supporting documentation for the adjustment is furnished with payment. To reflect experience gained hereunder which might suggest more efficient procedures, Buyer and Seller shall review and, if needed, revise the billing and payment terms set forth in this Section within four (4) months from the effective date hereof. Such review shall take place at least fourteen (14) days prior to the end of said four (4)-month period. At the time of such review the parties shall agree whether an additional three (3)-month period is necessary for review of billing procedures. At the end of the second such review period, payment shall be required by the later of ten (10) days after receipt of Seller's invoice or the twenty-sixth (26th) day of the month.

         8.2 If payment is not made on the date due, Buyer shall be liable for the principal amount due plus interest accruing on the unpaid balance from the due date to the date of payment at the then current prime rate of interest (Chase Manhattan, N.A.) plus 2% per annum (or, if less, the maximum rate permitted by law). In addition, if Seller initiates legal action to recover amounts owed by Buyer and is successful in recovering such amounts, Buyer shall reimburse Seller for Seller's court costs and reasonable attorneys' fees incurred in recovering such amounts. If Buyer prevails in such legal action, Seller shall reimburse Buyer its court costs and reasonable attorneys' fees incurred in defending against Seller's claim.

         8.3 If Buyer in good faith disputes the amount of any statement or invoice rendered by Seller, Buyer shall pay to Seller such amounts as it concedes to be correct and shall notify Seller of the amounts in dispute not later than the due date for payment established pursuant to the provisions of this Article VIII. Buyer and Seller shall use all reasonable efforts to resolve the disputed amounts. Upon such resolution, Buyer shall be liable for payment of interest in accordance with Section 8.2 only upon such amounts not timely paid by Buyer as are ultimately determined to be payable to Seller. Neither party shall be liable for interest on amounts as to which a dispute arises due to actions of third parties beyond the control of a party.

         8.4 No adjustment shall be made concerning a disputed billing unless a claim is made therefor prior to the expiration of two (2) years from the date of such disputed billing. Each party will have the right at reasonable times and upon reasonable notice to examine the books and records of the other party to verify the accuracy of any statement, charge or computation hereunder.



        8.5 [Confidential Treatment Requested]

         8.6 In the event of any regulatory action, pending litigation or other occurrence which in Seller's good faith opinion indicates that a change is about to take place in the standards by which Royalty is assessed on gas covered by this Agreement, Seller shall have the right to require Buyer to account to Seller for the Royalty portion of such gas sold and purchased hereunder at the price Seller determines will satisfy the changed royalty standards, subject to each party's right to release gas pursuant to Section 8.7.

         8.7 If (a) [Confidential Treatment Requested] if Buyer receives a request from Seller for price adjustment pursuant to Section 8.6, or if Buyer becomes aware of any regulatory action, pending litigation or other occurrence which in Buyer's good faith opinion indicates that a change is about to take place in the standards by which Royalty is assessed on gas covered hereunder, or
(b) [Confidential Treatment Requested] if Seller becomes aware of any regulatory action, pending litigation or other occurrence which in Seller's good faith opinion indicates that a change is about to take place in the standards by which Royalty is assessed on gas covered hereunder, then, in the case of (a) above, Buyer shall have the right and, in the case of (b) above, Seller shall have the right, at any time thereafter, to release gas that is the subject of the potential indemnity or price adjustment claim ("Released Gas"). Buyer shall not be entitled to release gas if Seller executes a written agreement in form satisfactory to Buyer in which Seller agrees not to exercise its indemnity or price adjustment rights with respect to the potential claims relating to the Released Gas and agrees to indemnify Buyer against all claims, damages, losses, liabilities, costs, and expenses (including attorneys' fees) relating directly or indirectly to any such potential claims, INCLUDING ANY OF THE FOREGOING RESULTING FROM BUYER'S OWN NEGLIGENCE.

         8.8 If any gas is released from this Agreement pursuant to Section 8.7, Buyer agrees that, at the request of Seller, Buyer shall market such gas on behalf of and as the agent for Seller for a fee of [Confidential Treatment Requested] per MMBtu, provided that Buyer shall not be obligated to market such gas as agent for Seller unless Seller executes a written agreement in form satisfactory to Buyer in which Seller agrees to indemnify Buyer against all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) relating directly or indirectly to any [Confidential Treatment Requested] Royalty Claims relating to the Released Gas, INCLUDING ANY OF THE FOREGOING RESULTING FROM BUYER'S OWN NEGLIGENCE.

                                   ARTICLE IX.
                             EFFECTIVE DATE AND TERM

         9.1 This Agreement shall be effective as of the date first hereinabove written and shall continue and remain in full force and effect for a primary term ending three (3) years from the effective date hereof, and year to year thereafter unless terminated by either party as of the end of the primary term upon notice delivered no later than one (1) year preceding the end of the primary term, or as of any annual anniversary of such date upon notice given no later than one year in advance of such anniversary.

                                   ARTICLE X.
                                  FORCE MAJEURE

         10.1 In the event of either party hereto being rendered unable wholly or in part by force majeure to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, such party shall notify the other party by telephone as soon as possible of the force majeure event and thereafter provide full particulars of such force majeure in writing or by telegraph or telex to the other party within ten (10) days after the occurrence of the cause relied on. The obligations of the parties, so far as they are affected by such force majeure, shall be suspended from the inception of such force majeure during the continuance of any inability so caused but for no longer period, and such cause shall be remedied with all reasonable dispatch.

              The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of the government (federal, state or local), inability of any party hereto to obtain necessary materials, supplies or permits due to existing or future rules, orders and laws of governmental authorities (federal, state or local), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, inability of any transporter of gas to receive, transport or deliver gas sold and purchased hereunder (provided, however, that loss of interruptible transportation on all pipelines transporting gas after the first pipeline transporting gas downstream of any Pricing Point shall not constitute an event of force majeure hereunder, provided further that loss of interruptible transportation upstream of any Pricing Point shall constitute an event of force majeure hereunder unless Seller has specified on Exhibit "B" the use of firm transportation and such firm service on the affected pipeline system is not similarly curtailed by the force majeure event), and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to overcome. Such term shall also include the inability to acquire, or the delays in acquiring, at reasonable cost and after the exercise of reasonable diligence, any servitudes, right-of-way grants, permits or licenses required to be obtained to enable a party hereto to fulfill its obligations hereunder.

         10.2 Failure of Buyer's resale market shall not constitute a force majeure event excusing performance hereunder.

         10.3 Increases or decreases in Seller's gas supply due to allocation or reallocation of past production by well operators shall not constitute events of force majeure hereunder.

         10.4 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty.

                                   ARTICLE XI
                              IMBALANCE RESOLUTION

         11.1 Seller agrees that gas will be delivered as nearly as practicable at a relatively constant daily rate over the month, but each party shall be entitled to operate within the tolerances specified by either a third-party gatherer or in the effective filed gas tariff of the First Transporting Pipeline.

         11.2 The parties recognize that imbalances may occur on transporters. Accordingly, Buyer and Seller agree to make every reasonable effort to promptly clear such imbalances, with primary responsibility placed on the party which is the shipper under the transportation agreement ("Shipper"). Further, the party without a transportation agreement with the transporter ("Non-Shipper") agrees to provide reasonable cooperation with the Shipper in its efforts to clear any imbalance. (Where Buyer is not a shipper but instead resells to the shipper, Buyer shall be deemed a "Shipper" for purposes of this Agreement.)

         11.3 If any of the transporter(s) of gas sold and purchased hereunder elects to transport in accordance with the General Terms and Conditions of its current tariff which allow the transporter(s) to impose penalties, charges or additional transportation charges for imbalance, scheduling, violation of orders or directives of the transporter or any other reason allowed in its tariff, including cash-outs and overrun charges, Buyer and Seller shall be obligated to take such reasonable action as may be necessary in order to avoid imposition of such charges. If, during any month, Seller or Buyer receives an invoice from a transporter which includes such a charge, the validity as well as the cause of such charge shall be determined. If it is determined that the charge was imposed as a result of acts or omissions of Buyer or Buyer's resale customer, then Buyer shall pay such charge and/or shall indemnify

Seller for any such charge or cost as may be incurred by Seller. If it is determined that the charge was imposed as a result of acts or omissions of Seller (including, without limitation, errors made by Seller in the volume estimates provided under Section 3.3 which are not corrected in time to permit Buyer to adjust nominations within any pipeline tariff deadline), then Seller shall pay such charge and/or shall indemnify Buyer for any such charge or cost as may be incurred by Buyer. Notwithstanding the foregoing, it is agreed that neither party hereto shall be required to pay such charges to the other party hereto incurring such charges unless: (i) the latter party has provided the former with all imbalance notices within two (2) working days of the time such notices are first received from the transporter by any person or entity, whether or not such person or entity is a party to this Agreement, and (ii) the latter party has used every reasonable effort to cure the imbalance within the grace period, if any, permitted by the transporter's tariff.

         11.4 Notwithstanding anything to the contrary in Section 11.3, Seller and Buyer agree that if the actual deliveries of gas are within three percent (3%) (plus or minus) of the estimates provided by Seller pursuant to Section 3.3 (as timely corrected), then Seller will be paid the Contract Price for all actual deliveries, without any adjustments for shortfalls or excess deliveries (including cash-outs and overrun charges). If the actual deliveries, when compared to the estimates, are outside such tolerance, then: (i) in the case of any delivery shortfalls, Seller shall reimburse Buyer for the difference between the Contract Price and the price paid by Buyer for substitute gas (if more than the Contract Price), multiplied by the amount that such delivery shortfall exceeds the three percent (3%) tolerance; and (ii) in the case of any excess deliveries, Seller and Buyer will agree upon a mutually acceptable price applicable to deliveries in excess of the three percent (3%) tolerance. Seller and Buyer agree to review the procedures set forth in this Section 11.4 within three (3) months from the effective date of this Agreement, and every three months thereafter, and to amend such procedures if Seller and Buyer agree that any changes are required in order to ensure fairness to either party.


                                      XII.
                                     DEFAULT

         12.1 If any of the following events shall occur and be continuing:

              (i) Buyer shall fail to pay or cause to be paid any amount owing under this Agreement when due (unless Buyer is in compliance with Section 8.3 with respect to such unpaid amount); or

              (ii) Either party shall fail to perform or observe any term, covenant, or agreement contained in this Agreement (including, without limitation, Buyer's failure to take gas made available by Seller in accordance with the terms hereof), and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given by the other party; or

              (iii) Either party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against that party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protestation, relief, or composition of it or its debts under any proceeding relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of any order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the party shall take any corporate action to authorize any of the actions set forth above in this subsection (iii);

then, and in any such event (and in addition to rather than in lieu of all other remedies available to it), the non-defaulting party: (A) in the case of Seller
(a) may, by notice to Buyer, declare its obligation to deliver gas to Buyer hereunder to be terminated, whereupon the same shall forthwith terminate, and
(b) may, by notice to Buyer, declare all amounts owing to Seller under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without demand, protest, or further notice of any kind, all of which are hereby expressly waived by Buyer; and (B) in the case of either party may, by notice to the defaulting party, declare this Agreement to be terminated.

         12.2 If at any time during the term hereof Seller reasonably believes Buyer's ability to perform its obligations hereunder may be impaired, Seller shall have the right, upon written request therefor, to receive adequate assurance of Buyer's performance. If such assurance is not provided within five
(5) business days following Seller's notice, Seller may suspend delivery of gas to Buyer hereunder. The rights granted in this Section shall be in addition to the rights and remedies set forth in Section 12.1 hereof.

                                  ARTICLE XIII.
                                  NON-OWNED GAS

         13.1 The phrases "gas production owned or controlled by Seller" and "gas production acquired or obtained by Seller," as used in this Agreement (including, but not limited to, in Section 3.1 hereof), shall mean only gas that is either: (i) owned by Seller as and when it is produced at the wellhead, because Seller owned the gas in place prior to production, or (ii) gas for which Seller has the written authority of the third party owner(s) thereof to act as such owner's Seller's representative, agent, or attorney-in-fact, with the exclusive authority to commit such gas for sale under this Agreement for the term hereof remaining at the time of such commitment. Such phrases "gas production owned or controlled by Seller" and "gas production acquired or obtained by Seller" do not include, by way of example, but not by limitation, either: (a) gas purchased by Seller at or beyond the wellhead subsequent to the date of this Agreement (provided, however, that gas sold by Seller as operator on behalf of third-party owners, as described elsewhere in this Section 13.1, shall not be considered "gas purchased by Seller at or beyond the wellhead"), or
(b) gas produced from wells operated by Seller that is attributable to the interest(s) of the non-operator(s) in such wells, which Seller has the right to sell, if any such sale by Seller is limited to agreements for a term of less than the term of this Agreement remaining at the time of the commitment for sale, or (c) Seller's non-operated gas from wells producing less than 500 MMBtu per day per Delivery Point. All gas that is not "owned or controlled by Seller" or "acquired or obtained by Seller," as defined above, is referred to herein as "Non-Owned Gas."

If, as and when Seller desires to make any Non-Owned Gas available for sale under this Agreement, or to sell any Non-Owned Gas under this Agreement, it shall provide to Buyer all of the same notifications as are required hereunder with respect to gas owned or controlled by Seller, except that such notifications shall expressly include a statement identifying the quantities of Non-Owned Gas covered thereby, the owner(s) thereof, and the source(s) thereof. Buyer agrees to purchase any such Non-Owned Gas, and it shall be sold by Seller and paid for by Buyer pursuant to all of the other terms and provisions of this Agreement, except that the price to be paid by Buyer to Seller for such Non-Owned Gas shall be determined by mutual agreement of the parties hereto at the time Seller notifies Buyer of the availability of such Non-Owned Gas; provided, however, that if the parties do not agree on a price, Buyer shall not be obligated to purchase the gas.

         13.2 Notwithstanding anything to the contrary in this Article XIII, Seller shall be permitted until August 1, 1995 to sell under this Agreement all gas which Seller is authorized, as of the effective date of this Agreement, to sell in its capacity as operator on behalf of non-operator(s). Beginning August 1, 1995, "gas production owned or controlled by Seller" and "gas production acquired or obtained by Seller" shall not include gas sold by Seller in its capacity as operator on behalf of non-operators unless Seller is legally required to sell such gas and Seller has been provided with written authorization by the non-operator(s) to commit their gas for sale under the terms of this Agreement for the term hereof remaining at the time of such commitment.

                                  ARTICLE XIV.
                                  MISCELLANEOUS

         14.1 Seller hereby warrants title to the gas delivered hereunder, Seller's right to sell the same, and that same is free from all liens and adverse claims. Seller shall be responsible for all production, severance or similar taxes and all royalties due and payments to mineral and royalty owners under Seller's leases; provided, however, that where Buyer is required by law to be responsible for the payment of production, severance or similar taxes, Buyer shall make such payment and shall, in addition, pay to Seller an amount equal to such payment if Seller is able to demonstrate that the amount of such payment is reflected in the applicable pricing index. Seller does hereby indemnify Buyer, its successors and assigns and save them harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any or all parties to said gas which are applicable before title to the gas passes to Buyer.

         14.2 As between the parties hereto, Seller shall be responsible for any damage or injury caused by the gas until it has been delivered to Buyer at the Delivery Point(s), after which Buyer shall be responsible for any damage or injury caused thereby; provided, however, that if Seller causes gas to be processed downstream of any Delivery Point, Buyer shall not be responsible for any damage or injury caused by the gas while it is processed. Title to the gas shall pass to Buyer at the Delivery Point(s).

         14.3 The waiver by either party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

         14.4 This Agreement is subject to all present and future valid laws, orders, rules and regulations of any regulatory body of the Federal Government or any State having jurisdiction.

         14.5 All notices provided for herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, and addressed as follows, or at such other address as either party may by like notice give to the other party.

SELLER:           Wire Transfer Payments:

                  Fuel Resources Inc.
                  Account No. 0010 0036 3200
                  Texas Commerce Bank
                  Houston, Texas
                  ABA No. 113 000 609

                  Confirmation of Transfer:

                  Patsy N. Lewis
                  Fuel Resources Inc.
                  1330 Post Oak Blvd., Suite 2000
                  Houston, Texas 77056
                  (713) 297-9510

                  Notices and Correspondence:

                  Ronnie M. Botkin
                  Fuel Resources Inc.
                  1330 Post Oak Blvd., Suite 2000
                  Houston, Texas 77056
                  (713) 297-9503

BUYER:            Invoices:

                  PennUnion Energy Services, L.L.C.
                  Attention: Accounting Department
                  1330 Post Oak Blvd., Suite 2000
                  Houston, Texas 77056

                  NOTICES AND CORRESPONDENCE
                  Kenneth L. Douglass
                  PennUnion Energy Services, L.L.C.
                  1330 Post Oak Blvd., Suite 2000
                  Houston, Texas 77056

                  (713) 622-4170

         14.6 This Agreement shall not be assigned by either party without the prior written consent of the other party.

         14.7 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. Any dispute concerning the rights and obligations of Buyer and Seller hereunder, or the interpretation of any provision of this Agreement, shall be litigated in the state or federal courts of Harris County, Texas.

         14.8 This Agreement sets forth all understandings of Buyer and Seller with respect to the purchase and sale of gas covered herein. All other agreements, oral or written, concerning such purchase and sale are merged into and superseded by this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by both parties.

         14.9 The terms of this Agreement shall be kept confidential by Buyer and Seller except to the extent that any information is required to be disclosed by law or must be disclosed to a third party for the purpose of arranging transportation of gas subject to this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals by the parties hereto as of the day and year first herein written.

                                FUEL RESOURCES, INC.




                                By:   /s/  MARVIN L. STEAKLEY
                                    ---------------------------------------
                                                 SELLER
                                Name:
                                      -------------------------------------
                                Title:  Vice President
                                       ------------------------------------


                                FUEL RESOURCES PRODUCTION AND
                                DEVELOPMENT INC.



                                By:   /s/  MARVIN L. STEAKLEY
                                    ---------------------------------------
                                                 SELLER
                                Name:
                                      -------------------------------------
                                Title:  Vice President
                                       ------------------------------------


                                PENNUNION ENERGY SERVICES, L.L.C.

                                By:  /s/  L. E. MADDOX
                                    ---------------------------------------
                                              BUYER
                                Name:
                                      -------------------------------------
                                Title:  President
                                       ------------------------------------

                                    EXHIBIT A

   To Gas Sales Agreement Dated April 1,1995
   Between Fuel Resources Inc., Fuel Resources Production and Development Inc. and PennUnion Energy Services, L.L.C.

                                   GAS EXCLUDED BY SELLER

SUPPLY DESIGNATION                      PIPELINE                                                        BUYER
- ------------------                      --------                                                        -----

                                                        Reason for Exception
                                                        --------------------
Bridgeport                 Eastern                    Long sales term contract                 Eastern American
Thrasher #4                Cowboy Pipeline(Koch)      Long sales term contract                 Koch
Thrasher #5                Cowboy Pipeline(Koch)      Long sales term contract                 Koch
                           Delhi                      Long sales term contract                 Delhi
                           ONG                        Long sales term contract                 ONG
                           Equitrans                  Long sales term contract                 Equitable Gas
                           Corhart                    Direct connected to industrial market    Cohart
                           Ethyl Corp.                Casinghead Gas

                                    EXHIBIT B

    To Gas Sales Agreement Dated April 1,1995
    Between Fuel Resources Inc., Fuel Resources Production and Development Inc. and PennUnion Energy Services, L.L.C.

                                RECEIPT
                                 POINT                             GATHERING      TRANSPORTATION
SUPPLY DESIGNATION            DESCRIPTION          PIPELINE           RATE             RATE          Pricing Point Index
- ------------------            -----------          --------           ----             ----          -------------------

    FRPD
Bridgeport            Pooling Point #50002             CNG                                        IF CNG - APP
Hastings              Pooling Point #50001             CNG                                        IF CNG - APP
IPP Pool              Pooling Point #37182            COLT                                        IF COLT


      FRI
Tanner 1-15           NGPL Lawrence Co. (G11)         NGPL           (Note 1)                     IF Noram East

R. Smother 1-24       NGPL Lawrence Co. (G11)         NGPL           (Note 1)                     IF Noram East

Phillips 1-20         NGPL Lawrence Co. (G11)         NGPL           (Note 1)                     IF Noram East


McWhorter 1                               1562        Koch         Koch - $.0592                  IF Koch - TX
Stevens #4                               10457        Koch         Koch - $.0592                  IF Koch - TX
Stevens & Duncan                         10312        Koch         Koch - $.0592                  IF Koch - TX
Toler #1                                  9525        Koch         Koch - $.0592                  IF Koch - TX
Toler #2                                  9582        Koch         Koch - $.0592                  IF Koch - TX

Bayou South -ETX      Into Koch, TETCO, Noram   Koch/Noram/TETCO                                  [(IFKoch-Tx)+(IFTETCO-ETX)+
                                                                                                           (IFNoram East)]/3

Dubach Plant                              2632      TGT,TETCO                                     [(IF TETCO - ETX)+(TGT Z1)]/2

E. Wheeler              Panola into Noram             Noram                                       IF Noram East
Bobcat Ridge            Panola into Noram             Noram                                       IF Noram East
J. Bauman               Panola into Noram             Noram                                       IF Noram East
Nicholson A-1           Panola into Noram             Noram                                       IF Noram East
R. Smith                Panola into Noram             Noram                                       IF Noram East
Watts A-1              Choctaw into Noram             Noram                                       IF Noram East
Scott Unit #1          Choctaw into Noram             Noram                                       IF Noram East
Massard              NGPL Lawrence Co. (G11)          NGPL           (Note 1)         (Note 2)    IF Noram East
ANGI Blue Mountain       ANGI into Noram              Noram                                       IF Noram East
Williams CP             Noram into Noram              Noram                                       IF Noram East
Limestone Ridge       Limestone into Noram            Noram                                       IF Noram East
Noram Pool             various into Noram             Noram                                       IF Noram East


Note 1 : To recognize the fact that the delivery point is downstream of the pricing point the actual transportation back to the pricing point will be deducted from the contract price including all discounts.


Note 2 : It is recognized that during periods of shut-in Arkansas Oklahoma Gas
                      Corporation (AOG) has the right to purchase the Massard Field gas and FRI has the obligation to sell such gas to AOG under the Gas Transportation Agreement dated September 25, 1991 between FRI and AOG.